Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 17, 2022, relating to the consolidated financial statements of New Relic, Inc., and the effectiveness of New Relic, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Relic, Inc. for the year ended March 31, 2022.
/s/ DELOITTE & TOUCHE LLP

May 17, 2022